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                                                                    EXHIBIT 10.5

                                 LEASE AGREEMENT


DATED:            As of the 1st day of March, 1999

BETWEEN:          Bridgetown Development Company, II, L.L.C., an Oregon
                  limited liability company                             "Lessor"

AND:              800.COM, Inc., an Oregon corporation, doing business as
                  800.COM                                               "Lessee"

1.      PREMISES.

        Lessor, being the lawful owner of the following described property, hereby leases to Lessee, and Lessee hereby leases from Lessor, for the term and on the terms and conditions hereinafter set forth, that portion of a building (the "Building"), more particularly described on Exhibit "A" attached hereto and made a part hereof, together with all improvements now or hereinafter located thereon, if any (hereinafter collectively referred to as the "Premises").

2.      OCCUPANCY.

        2.1 Original Term. The term of this lease shall be for a term of five
(5) years, beginning March 1, 1999 (the Lease Commencement Date").

        2.2 Option Term. Lessee is granted the option to extend the term of this Lease for two additional five (5) year terms on the same terms and conditions as the initial term of this Lease, except as to annual Minimum Rent, which shall be equal to the Fair Market Rent for the Premises. Each of Lessee's options shall be exercised by written notice provided by Lessee to Lessor not less than one hundred twenty (120) days prior to the commencement of each Option Term. "Fair Market Rent" shall mean the rent being charged for comparable space in Multnomah County, Oregon, with similar amenities and fixtures. Fair Market Rent as of the date of each Option Term shall be determined by Lessor with written notice (the "Notice") given to Lessee not later than thirty (30) days after receipt of the Lessee's exercise notice, subject to Lessee's right to arbitration as hereinafter provided. If Lessee disputes the amount claimed by Lessor as Fair Market Rent, Lessee may require that Lessor submit the dispute to final and binding arbitration in Portland, Oregon, as described below. Failure on the part of Lessee to demand arbitration within thirty (30) days after receipt of the Notice from Lessor shall bind Lessee to the Fair Market Rent determined by Lessor. In determining the Fair Market Rent by arbitration, Lessor and Lessee shall


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each request a real estate professional, licensed in Oregon, to calculate the
Fair Market Rent. Lessor and Lessee shall use these two calculations as a basis for agreeing to the Fair Market Rent. If Lessor and Lessee cannot agree upon the Fair Market Rent within ten (10) days after receipt of both calculations, then the two real estate professionals shall jointly choose a third real estate professional and the decision of the majority of the real estate professionals as to the Fair Market Rent shall be binding on the parties.

3.      RENT.

        3.1 Minimum Rent. Lessee shall pay minimum rent (the "Minimum Rent) pursuant to the following schedule: (a) From May 15, 1999, as defined below, through August 1, 1999 Lessee shall pay Minimum Rent in the amount of $18,666 per month; (b) Beginning September 1, 1999 and continuing through April 1, 2000 Lessee shall pay $14.50 per square foot per year for "Space 1" as outlined on Exhibit "A" and $8.00 per square foot per year for "Space 2" as outlined on Exhibit "A"; (c) For Lease Year 2 (from May 1, 2000 through April 1, 2001):
$14.94 per square foot per year for "Space 1" and $8.24 per square foot per year for "Space 2"; (d) For Lease Year 3: $15.39 per square foot per year for "Space 1" and $8.49 per square foot per year for "Space 2"; (e) For Lease Year 4:
$15.85 per square foot per year for "Space 1" and $8.74 per square foot per year for "Space 2"; and (f) For Lease Year 5: $16.33 per square foot per year for "Space 1" and $9.00 per square foot per year for "Space 2". Square footage shall be determined by Lessor's architect by the Rent Commencement Date by measuring the floor area of the leased premises to the interior surface of exterior walls. In the event Lessee determines and notifies Lessor within thirty (30) days after the Lease Commencement Date that the floor area of the leased premises is at variance with the square footage determination of Lessor's architect, the parties shall attempt to agree on the appropriate square footage determination. If the parties are unable to agree upon the square foot area of the leased premises, Lessor's and Lessee's architects shall appoint a third architect within thirty (30) days after Lessor or Lessee so direct and such third architect shall measure the leased premises and its determination shall be binding upon the parties. Adjustments shall be made utilizing the third architect's determination. Each of the parties shall pay the fees of its own architect and one-half (1/2) of the third architect's fees. Minimum Rent shall be payable in advance in equal monthly installments on the first day of each month during the term of this Lease or the Option Term, provided, that if the Rent Commencement Date is a day other than the first day of a month, Lessee shall, on the Rent Commencement Date, pay rent for the balance of said month, prorated at said monthly rate, based on the actual number of days remaining in such month. Minimum Rent shall commence May 15, 1999 (the "Rent Commencement Date").


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        3.2 Additional Rent. All tax, utility and CAM charges, which Lessee is required to pay by this lease, and any other sum which Lessee is required to pay to Lessor or third parties shall be additional rent. All additional rent charges shall be paid monthly by Lessee, beginning March 1, 1999.

4.      TAXES AND ASSESSMENTS.

        4.1 Lessee's Personal Property Taxes. Lessee shall pay, when due and payable, any and all taxes, assessments, license fees and public charges levied, assessed or imposed at any time and which become payable during the term of this Lease upon Lessee's trade fixtures, equipment, furniture, inventories of merchandise, and any other personal property installed or located on the Premises, whether or not such assessment is made against Lessee or against Lessor, either separately or as part of the assessment of the building that includes the Premises.

        4.2 Property Taxes. During the entire term hereof, Lessee shall pay to Lessor all Property Taxes for the Building and the Adjoining Property, as described on Exhibit "A". Lessee shall be required to pay only of such Property Taxes as are applicable to the term of the Lease from the Lease Commencement Date to the Lease Termination Date.

        4.3 Tax statements shall be immediately sent by Lessor to Lessee for payment of Property Taxes as they become due. Lessor agrees to pay Property Taxes prior to delinquency.

        4.4 The term "Property Taxes" shall include all real and personal property taxes, assessments, and other governmental charges, general and special, ordinary, and extraordinary, of any kind and nature whatsoever levied by any governmental authority against the land and improvements on the Building and Adjoining Property and any personal property used in its operation, maintenance and repair, and all reasonable costs and expenses incurred by Lessor in attempts to obtain reductions in such taxes or assessments. Property Taxes includes, without limitation, assessments for public improvements or benefits which are levied, assessed or imposed during the term of this Lease, and which become a lien on the Building or only part thereof, together with any taxes upon rentals payable by Lessee hereunder if such taxes are substituted in whole or in part for presently existing ad valorem real property taxes but only to the extent to which such taxes upon rentals are substituted for said real property taxes. However, "Property Taxes" shall not include any franchise, excise, gift, estate, inheritance, succession, capital levy or transfer tax of Lessor in connection with this Lease or Lessor's rights in the Premises, or any income, excess profits or revenue tax, charge or levy against Lessor upon the business, sales or operations of Lessor. Property Taxes shall only include special assessments provided that (i) any such assessment is paid


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over the longest period of time permitted by law, or, if not, the amount payable by Lessee in any tax year for such assessment shall be no greater than the amount that would have been payable by Lessee had the assessment been payable over the longest period of time permitted; and (ii) any such special assessments shall relate to improvements which directly benefit the occupants and Lessees of the Building which 'includes the Premises.

5.      USE OF THE PREMISES.

        5.1 Permitted Use. The Premises shall be used for the conduct of Lessee's online retail electronics business, other retail uses, office use, warehousing, shipping, receiving, and other ancillary functions and for a food service operation that provides online access and for no other purpose.

        5.2 Restrictions on Use. In connection with use of the Premises Lessee shall:

                A. Conform to all applicable laws and regulations of any public authority affecting the Premises and use thereof and correct at Lessee's own expense any failure of compliance created through Lessee's fault or by reason of Lessee's use, but Lessee shall not be required to make any structural changes to effect such compliance unless such changes are required because of Lessee's specific use. If federal, state or local authorities do not permit Lessee's use, this Lease shall be null and void.

               B. Refrain from any activity which would make it impossible to insure the Premises against casualty.

               C. Refrain from any use other than presently conducted which would be reasonably offensive to other Lessees or owners or users of neighboring premises or which would tend to create a nuisance or damage the reputation of the Premises.

               D. Refrain from loading the floors beyond the point considered safe by a competent engineer or architect selected by Lessor.

               E. Refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the Premises without the written consent of Lessor, except that Lessee shall be entitled to erect signs on the Premises, subject to Lessor's advance prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.


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        5.3 Inspection of the Premises. Lessor or its agents may 'inspect the
Premises at any reasonable time upon not less than 24 hours' notice and shall be entitled in the case of emergency to enter the Premises at any time for the purpose of preserving the Premises from damage.

        5.4 Parking. During the term of this Lease (except to the extent affected by timely completion of the parking lot and by Lessor's reasonable requirement for short term parking on the Adjoining Property), Lessor agrees to provide and maintain, at no charge to Lessee, fifty (50) spaces in the Adjoining Property. Lessor's reasonable short term parking needs shall not require, under any circumstances, a relocation of more than twenty-five (25) parking spaces from the Adjoining Property, In the event of such relocation, replacement parking shall be provided within a two and one-half (2-1/2) block radius of the Premises for Lessee's use at no charge to Lessee. The parking is shown on attached Exhibit "A."

        5.5 Use. Lessor warrants that the Premises shall comply with the building code and the Americans with Disabilities Act as of the Lease Commencement Date. The parties agree to use their best efforts to cause the completion of the work described in the contract attached hereto as Exhibit "B" on or before April 15, 1999.

6.      COMMON AREA MAINTENANCE ("CAM")

        6.1 Lessee shall pay CAM expenses to Lessor as provided herein. CAM expenses shall include all of Lessor's cost for operations, insuring with all risk casualty insurance at full replacement cost (which Lessor agrees to maintain during the term of this Lease), managing, administering, maintaining, cleaning, repairing, and replacing the Building and Adjoining Property, including, but not limited to, water and sewer charges the cost of natural gas and electricity provided to the Building, janitorial and cleaning supplies and services; administration costs and management fees that do not exceed fifteen percent (15%) of annual CAM expenses; superintendent fees; security services, if any; insurance premiums, licenses, permits for the operation and maintenance of the Building and all of its component elements and mechanical systems except for elevator costs or repairs; the annual amortized capital improvement cost (amortized over such a period as Lessor may select but not shorter than the period allowed under the Internal Revenue Code and at a current market interest rate) for any capital improvements to the Building required by any governmental authority or those which have a reasonable probability of improving the operating efficiency of the Building. Lessor agrees to maintain the common area in good repair, to keep such area clean, to remove snow and ice therefrom, to keep such area lighted during hours of darkness when the Premises are open for business and to keep the parking area properly striped to assist in the orderly parking of cars.


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        In the event Lessor shall fail to commence required maintenance and/or repairs to the common area within thirty (30) days after receipt of Lessee's written notice of the need for such repairs and diligently pursue such repairs to completion, Lessee may commence to perform said maintenance and/or repairs. In the event Lessor fails to pay any contractor within thirty (30) days after receipt of an invoice for any such repairs, Lessee may pay such contractor and deduct said amount from rent.

        CAM expenses for the calendar year in which the Lease Termination Date occurs shall be prorated for that calendar year on a 365 day basis.

        6.2 Commencing on the first day of each calendar month throughout the term of this Lease beginning March 1, 1999, Lessee shall pay to Lessor along with rent Lessee's percentage share of the CAM expenses as reasonably estimated by Lessor.

        6.3 Within sixty (60) days following the end of any calendar year, Lessor shall furnish Lessee a statement covering the year just expired, certified as correct by an authorized representative of Lessor, setting forth the total CAM expenses in reasonable detail. If Lessor's payments of such CAM expenses exceed Lessee's payments so made, Lessee shall pay to Lessor the deficiency within thirty (30) days after receipt of said statement. If the Lessee's payments exceed Lessor's CAM expenses, Lessor shall pay Lessee the excess amount within thirty (30) days after receipt of such statement.

        6.4 Disputes. If Lessee disputes any computation of CAM charges under this Lease, it shall give written notice to Lessor within sixty (60) days after the computation is sent to Lessee. If Lessee fails to give such written notice, the computation by Lessor shall be binding and conclusive between the parties for the period in question. If Lessee gives a timely notice, the dispute shall be resolved pursuant to Section 21 below. Each party shall pay one-half (1/2) of the fee for making such determination except that if the adjustment in favor of Lessee exceeds eight percent (8%) of the escalation amounts for the year in question, Lessor shall pay (i) the entire cost of any such third-party determination; and (ii) Lessee's out-of-pocket costs and reasonable expenses for personnel time in responding to the audit. Nothing herein shall reduce Lessee's obligations to make all payments as required by this Lease.

        6.5 Limitation on Adjoining Property Expenses. Notwithstanding any of the foregoing, Lessee's pro rata share of CAM expenses and Property Taxes for the Adjoining Property shall not exceed One Thousand Dollars ($1,000.00) in any calendar year.


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7.      REPAIR AND MAINTENANCE.

        7.1 Obligation. Lessee shall at all times during the term of this Lease keep and maintain, at its own cost and expense, in good order, condition and repair the entire nonstructural portions of the Premises (including, without limitation, all improvements, fixtures and equipment thereon) making all repairs and replacements, interior and exterior, above or below ground and ordinary or extraordinary. Lessor shall keep in good order, condition and repair the foundations, exterior walls (excluding the interior of all walls and the exterior and interior of all exterior doors, plate glass, display and other windows), roof (excluding interior ceiling), all historical aspects of the Building, including the vestibule doors to the Premises, and all exterior and interior lines and pipes of the Building, except for any damage thereto caused by any act, negligence or omission of Lessee or Lessee's employees, agents, contractors or customers, and any structural alterations or improvements required by any governmental agency by reason of Lessee's use or occupancy of the Premises. Lessee shall pay to Lessor as part of CAM expenses the costs which Lessor incurs in performing its foregoing repair and maintenance obligations with respect to all portions of the Building that Lessor is obligated to repair and maintain, Lessor's actual cost to administer such repairs and maintenance, less any contributions toward such costs made by or on behalf of other Lessees of the Building. Reimbursements by Lessee to Lessor for its share of such costs shall be included in Lessee's CAM charges. It is an express condition precedent to all obligations of Lessor to repair that Lessee shall have notified Lessor in writing of the need for such repair. If Lessor shall fail to commence the making of repairs, as it is obligated to do by the terms hereof, within thirty (30) days after such notice and the failure to repair has materially interfered with Lessee's use of the Premises, Lessee's sole right and remedy for such failure on the part of Lessor shall be to cause such repairs to be made and to charge Lessor the reasonable cost therefor. No deductions will be made from rent or other payment due to the Lessor.

        7.2 Scope. Except for repairs necessitated solely as a result of Lessor's negligence or that of Lessor's agents, employees and contractors, Lessee's obligation to keep and maintain the Premises in good order, condition and repair, ordinary wear and tear excepted, shall include, without limiting the generality of Lessee's obligation, maintaining, but not repairing or replacing, all interior plumbing and sewage facilities and pipes in the Premises, floors (including floor coverings), doors, locks and closing devices, window casements and frames, glass and plate glass, grilles, all interior electrical lines and equipment, and equipment and all other appliances, within or attached to the Premises. In addition, Lessee shall, at its sole cost and expense, install or construct any improvements, equipment or fixtures required by any governmental authority or agency as a consequence of Lessee's particular use and occupancy of the


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Premises. Lessee shall replace any damaged plate glass on the Premises within ten (10) working days of the occurrence of such damage.

        7.3 Assignment. Lessor shall assign to Lessee, and Lessee shall have the benefit of, any guarantee or warranty to which Lessor is entitled under any purchase, construction or installation contract relating to a component of the Premises which Lessee is obligated to repair and maintain. Lessee shall have the right to call upon the contractor to make such adjustments, replacements or repairs which are required to be made by the contractor under such contract. Lessor further warrants that all mechanical and electrical systems are in good working order at the Lease Commencement Date and warrants the same against latent defects. Lessee shall have the benefit in Lessee's own name or in the name of Lessor of all warranties relating to materials and construction of improvements and Lessor shall, if necessary, assign any such warranties and guaranties to Lessee upon request. Nothing herein shall limit the right of Lessee to proceed against the manufacturer or supplier of any product under any warranties which may be applicable.

        7.4 Maintenance Contracts. Lessor shall at all times during the term hereof employ and pay a firm satisfactory to Lessor, engaged in the business of maintaining air conditioning systems, to perform periodic inspections of the heating or air-conditioning systems serving the Premises and to perform any necessary work or maintenance or repair thereon. All charges and expenses therefor shall be included in Lessee's CAM charges for the Building.

        7.5 Surrender. Upon the expiration or termination of this Lease, Lessee shall surrender the Premises to Lessor in good order, condition and state of repair, ordinary wear and tear and casualty excepted. Except as provided in Sections 6.1, 7.1 and 16.5 herein, Lessee hereby waives the right to make repairs at Lessor's expense under the provisions of any laws permitting repairs by a Lessee at the expense of a Lessor to the extent allowed by law. Lessor and Lessee have, by this Lease, made specific provision for such repairs and have expressly defined their respective obligations.

8.      ALTERATIONS.

        8.1 Alterations Prohibited. Lessee shall make no improvements or alterations of any kind which materially and adversely affect the leased Premises without first obtaining Lessor's written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

                8.1.1 Notwithstanding the foregoing and subject to Lessor's prior written consent and approval, which shall not be unreasonably withheld, conditioned or delayed, Lessor will allow Lessee or Lessee' contractor to install all cabling,


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        wiring and conduit necessary or desirable for Lessee's intended use of the Premises (the "Wiring Installation"). Lessor approves of EC Electrical Construction Company or a substitute contractor of reasonably equivalent qualifications as the contractor for the Wiring Installation. The Wiring Installation shall be at Lessee's sole cost and expense, shall comply with all applicable building codes and other governmental regulations and shall be first-class material and workmanship. Any contractor providing Wiring Installation shall provide a certificate of insurance to Lessor, showing Lessor as an additional insured under all commercially reasonable and necessary policies of insurance.

               8.1.2 In performing the Wiring Installation, Lessee shall keep the real property where the Wiring Installation is to be performed free from any liens arising out of any work performed, materials furnished or obligations incurred by Lessee. Lessee shall pay, when due, all sums of money that may become due or purportedly due for any labor, services, materials, supplies, or equipment alleged to have been furnished or to be furnished to or for Lessee in performing the Wiring Installation and which may be secured by any mechanic's, material-men's, or other lien, and Lessee shall cause each such lien to be fully discharged and released at the time performance of the obligation secured matures or becomes due. Lessee shall defend, indemnify and hold Lessor harmless from all loss, damage and expense, including reasonable attorneys' fees which may arise from such lien.

        8.2 Ownership of Alterations. All permanent improvements and alterations performed on the leased Premises by either Lessor or Lessee shall be the property of Lessor when this Lease terminates, except for Lessee's trade fixtures.

        8.3 Lessee Improvements. Lessor agrees to pay a portion of the cost of Tenant Improvements to the Premises, such improvements to be substantially as set forth in Exhibit "B." The parties agree that Lessor shall not pay more than Seven Hundred Twenty Three Thousand and No/100 Dollars ($723,000.00) toward the cost of such Tenant Improvements (the "Allowance") and that as of the date of execution of this Lease, Lessor has paid Ninety Seven Thousand Five Hundred Sixty and No/100 Dollars ($97,560.00) of the Allowance, as detailed on Exhibit "C", attached hereto. Any costs and expenses in excess of the Allowance that may be necessary to complete the Tenant Improvements by April 15, 1999 shall be at Lessee's sole cost and expense. The parties agree that on the date of execution of this Lease, Lessee has paid Lessor Twenty Five Thousand and No/100 Dollars ($25,000.00) which shall be applied by Lessor to pay for the cost and related expenses of all Tenant Improvements to the Premises in excess of and after the Allowance has been paid by Lessor.


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        8.4 Signs. Subject to Lessor's prior written consent and approval, which shall not be unreasonably withheld, conditioned or delayed, Lessor will allow Lessee to install signs identifying Lessee's business, on the outside wall of the building at the main entry to the building and next to the ground floor elevator. Such installation shall be at Lessee's sole cost and expense.

9.      UTILITIES.

        Lessee shall pay all initial utility deposits, submetering costs and fees, and all monthly service charges for water, electricity, sewer, gas, telephone and any other utility services furnished to the Premises and the improvements thereon during the entire term of this Lease. In the event any such services are not submetered or separately metered or otherwise billed directly to Lessee, but rather are billed to and paid by Lessor, Lessee shall pay to Lessor the cost of such services provided to Lessee. Except to the extent of an interruption of Lessee's utility services caused by Lessor or one of Lessor's contractors, Lessor shall not be liable for any reason for any loss or damage resulting from an interruption of any of the above services.

10.     DAMAGE AND DESTRUCTION.

        10.1 Unless Lessee elects to extend the term of this Lease as provided herein, if during the last three years of the lease term or any extended term the Building is substantially destroyed by fire, storm, lightning, earthquake or other casualty, either party shall have the right to terminate this Lease on thirty (30) days written notice to the other party, and this Lease shall terminate as of the date of such destruction. If Lessor so notifies Lessee, Lessee may elect to extend the term, in which event this Lease shall not be terminated and Lessor shall restore the Premises as set forth in paragraph 10.2 below. In the event of such termination, Lessor shall account to Lessee for that portion of the monthly installment of rent which is attributable to the days remaining in the month after the date of termination due to total destruction of the Building. In the event of such termination, all proceeds of insurance shall be the sole and absolute property of Lessor. Notice of termination or of Lessee's election to extend this Lease shall be given within thirty (30) days of the date of destruction.

        10.2 If during other than the last three years of the lease term, the Building is substantially damaged or damaged, but not wholly destroyed, by fire, storm, lightning, earthquake or other casualty, Lessor shall restore the Building to substantially the same condition as existed before the damage (ordinary wear and tear excepted) as speedily as reasonably practicable; provided, however, that if the damage shall be so extensive that the same cannot be reasonably repaired and restored within six (6) months from the date of casualty, or if the estimated cost of restoration exceeds the insurance proceeds received as a result of such damage, Lessor shall have the right, exercisable by written


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notice to Lessee within sixty (60) days after the occurrence, to terminate this
Lease. In the event of such termination, Lessor shall account to Lessee for that portion of the monthly installment of rent which is attributable to the days remaining in the month after the date of termination due to such destruction and all proceeds of insurance shall be the sole and absolute property of Lessor. If Lessor has no such right to terminate, or if Lessor has the right but fails to exercise the same within the aforesaid sixty (60) day period, then Lessor shall proceed as stated above to restore the Building.

11.     EMINENT DOMAIN.

        11.1 Partial Taking. If a portion of the Premises is condemned and paragraph 11.1 does not apply, the lease shall continue on the following terms:

        A. Lessor shall be entitled to all of the proceeds of condemnation, and Lessee shall have no claim against Lessor as a result of the condemnation. Nothing in this paragraph 11 shall be construed to affect Lessee's entitlement to any condemnation award applicable to Lessee's trade fixtures, removal of personal property and moving expenses or Lessee's right to assert its own condemnation claim.

        B. Lessor shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

        C. After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Lessor to restore the balance of the property in anticipation of taking, the rent shall be reduced in proportion to the reduction in value of the Premises as an economic unit on account of the partial taking.

        11.2 Total Taking. If a condemning authority takes all of the Premises or a portion sufficient to render the remaining Premises reasonably unsuitable for the use which Lessee was then making of the Premises, the lease shall terminate as of the date the title vests in the condemning authorities. Such termination shall have the same effect as a termination under paragraph 11.1(a) above. Lessor shall be entitled to all of the proceeds of condemnation, and Lessee shall have no claim against Lessor as a result of the condemnation.

        11.3 Sale in Lieu of Condemnation. Sale of all or part of the Premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purpose of this Section 11 as a taking by condemnation.


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12.     LIABILITY AND INDEMNITY.

        12.1 Liens

        A. Except with respect to activities for which Lessor or Fila is responsible, Lessee shall pay as due all claims for work done on and for services rendered or material furnished to the Premises and shall keep the Premises free from any liens. If Lessee fails to pay any such claims or to discharge any lien, Lessor may do so and collect the cost as additional rent. Any amount so added shall bear interest at the rate of ten percent (10%) per annum from the date expended by Lessor and shall be payable on demand. Such action by Lessor shall not constitute a waiver of any right or remedy which Lessor may have on account of Lessee's default.

        B. Lessee may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, so long as Lessor's property interests are not jeopardized. If a lien is filed as a result of nonpayment, Lessee shall, within ten (10) days after knowledge of the filing, secure the discharge of the lien or deposit with Lessor cash or sufficient corporate surety bond or other surety satisfactory to Lessor in an amount sufficient to discharge the lien plus any costs, attorney fees, and other charges that could accrue as a result of a foreclosure or sale under the lien.

        12.3 Indemnification. Except as otherwise provided herein and except for Lessor's acts of negligent, intentional or willful misconduct, Lessor shall not be liable to Lessee, and Lessee hereby waives all claims against Lessor, for any injury to or death of any person or damage to or destruction of property in or about the Premises by or from any cause whatsoever, including, without limitation, gas, fire, oil, electricity or leakage of any character from the roof, walls, basement or other portion of the Premises of such building. Lessor shall not be liable to Lessee for the acts of any third party. Except for damages caused by Lessor's negligent, intentional or willful misconduct, Lessee shall indemnify, defend and hold harmless Lessor, its principals, successors, agents and assigns from any and all claims arising from Lessee's use of the Premises or from the conduct of its business or from any activity, work, or other things done, permitted, or suffered by Lessee in or about the Premises, and shall further indemnify, defend and hold harmless Lessor against and from any and all claims arising from any breach or default in the performance of any obligation on Lessee's part to be performed under the terms of this Lease, or arising from any act or negligence of Lessee or any officer, agent, employee, guest, or invitee of Lessee and from all costs, expenses, attorneys' fees, and liabilities incurred in or about the defense of any such claim or any action or proceeding brought thereon, and in case any action or proceeding brought against Lessor by reason of such claim, Lessee, upon notice from Lessor, shall defend the same at Lessee's expense by counsel reasonably satisfactory to Lessor. The provisions of this paragraph 12.3 shall survive the termination of the Lease.

        12.4 Liability Insurance. Before going into possession of the Premises, Lessee shall procure and thereafter during the term of the lease shall continue to carry the following insurance at Lessee's cost: public liability and property damage insurance carried by a responsible company with limits of (i) not less than Five Million Dollars ($5,000,000.00) for injury to one (1) person and (ii) Two Million Dollars ($2,000,000.00) for damage to property or such higher limits as may be required by applicable regulatory agencies. Such insurance shall cover all normally insured risks arising directly or indirectly out of Lessee's activities on or any condition of the Premises whether or not related to an occurrence caused or contributed to by Lessor's negligence, shall protect Lessee against the claims of Lessor on account of the obligations assumed by Lessee under paragraph 11.2, and shall protect Lessor and Lessee against claims of third persons. Certificates evidencing such insurance and bearing endorsements requiring ten (10) days' written notice to Lessor prior to any change or cancellation shall be furnished to Lessor prior to Lessee's occupancy of the property.

13.     QUIET ENJOYMENT.

        13.1 Lessor's Warranty. Lessor warrants that it is the owner of the Premises and has the right to lease them free of all encumbrances. Lessor will defend Lessee's right to quiet enjoyment of the Premises from the lawful or unlawful claims of all persons during the lease term.

        13.2 Estoppel Certificate. Either party will within twenty (20) days after notice from the other execute and deliver to the other party a certificate stating whether or not this lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of monthly base rent, the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested that the lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

        13.3 Nondisturbance Agreement. Lessor shall obtain a standard nondisturbance agreement from its Lender in a form that is reasonably satisfactory to Lessee. This Lease shall not be binding on Lessee unless and until the nondisturbance agreement is obtained.

14.     ASSIGNMENT AND SUBLEASE.

        No part of the leased property may be assigned, mortgaged, or subleased by Lessee, nor may a right of use of any portion of the Premises be conferred on any third person by any other means, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. This provision shall apply to all transfers by operation of law. No consent in one instance shall prevent the provision from applying to a subsequent instance. In determining whether to consent to assignment, Lessor may consider the financial ability of assignee and the business experience of assignee. Transfers to a parent or wholly owned subsidiary corporation, which shall be bound by this Lease, shall not constitute a transfer for purposes of this section. Lessor understands that Lessee intends to sublet a portion of the Premises for retail use. Lessor agrees to reasonably approve such retail uses.

15.     DEFAULT.

        The following shall be events of default:

        15.1 Default in Rent. Failure of Lessee (a) to pay any rent within ten
(10) days after it is due and after Lessor shall have first given Lessee ten
(10) days' written notice of nonpayment, provided that such written notice shall not be given more than once in any calendar year or (b) failure to pay any charge other than rent which is Lessee's responsibility within thirty (30) days after written notice of said charge has been given by Lessor to Lessee.

        15.2 Default in Other Covenants. Failure of Lessee to comply with any term or condition or fulfill any obligation of the lease (other than the payment of rent or other charges) within thirty (30) days after written notice by Lessor specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within the 30-day period, this provision shall be complied with if Lessee begins correction of the default within the thirty (30) day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

        15.3 Insolvency. Insolvency of Lessee; an assignment by Lessee for the benefit of creditors; the filing by Lessee of a voluntary petition in bankruptcy; an adjudication that Lessee is bankrupt or the appointment of a receiver of the properties of Lessee; the filing of any involuntary petition of bankruptcy and failure of the Lessee to secure a dismissal of the petition within forty-five (45) days after filing; attachment of or the levying of execution on the leasehold interest and failure of Lessee to secure discharge of the attachment or release of the levy of execution within forty-five (45) days.

        15.4 Default by Lessor. Failure by Lessor to comply with any term or condition or fulfill any obligation of the lease which relate to Lessor within thirty (30) days after written notice by Lessee specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within the thirty (30) day period, this provision shall be compiled with if Lessor begins correction of the default within the thirty (30) day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

16.     REMEDIES ON DEFAULT.

        16.1 Termination. In the event of a default the Lease may be terminated at the option of Lessor by notice in writing to Lessee. If the lease is not terminated by election of Lessor or otherwise, Lessor shall be entitled to recover damages from Lessee for the default if the lease is terminated, Lessee's liability to Lessor for damages shall survive such termination, and Lessor may re-enter, take possession of the Premises, and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages.

        16.2 Reletting. Following re-entry or abandonment, Lessor may relet the Premises, but Lessor shall not be required to relet for any use or purpose which Lessor may reasonably consider injurious to the Premises or to any Lessee which Lessor may reasonably consider objectionable. Lessor may relet all or part of the Premises, alone or in conjunction with other properties for a term longer or shorter than the term of this Lease, upon any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession.

        16.3 Right to Sue More Than Once. Lessor may sue periodically to recover damages during the period corresponding to the remainder of the lease term, and no action for damages shall bar a later action for damages subsequently accruing.

        16.4 Remedies Cumulative. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Lessor under applicable law.

        16.5 Default by Lessor. In the event of a default by Lessor herein which has not been cured as provided therein, Lessee may cure said default and may offset the costs of said cure against the rent payments payable herein by Lessee. This shall be in addition to all other remedies available to Lessee.

17.     SURRENDER AT EXPIRATION.

        17.1 Condition of Premises. Upon expiration of the lease term or earlier termination on account of default, Lessee shall deliver all keys to Lessor and surrender the Premises in the same condition as when said property was delivered to Lessee, reasonable wear and tear and damage due to fire and unavoidable casualty excepted. Alterations constructed by Lessee with permission from Lessor shall not be removed or restored to the original condition unless the terms of permission for the alteration so require. Depreciation and wear from ordinary use for which the Premises were leased are excepted. Restoration for which Lessee is responsible shall be completed to the latest practical date prior to such surrender. Lessee's obligations under this paragraph shall be subordinate to the provisions of Section 10 herein related to destruction.

        17.2   Fixtures.

        A. All fixtures placed upon the Premises during the term, other than Lessee's trade fixtures, shall, at Lessor's option, become the property of Lessor when this Lease terminates or expires.

        B. Prior to or within fifteen (15) days after expiration or termination of the lease term, Lessee shall remove all furnishings, furniture, and trade fixtures which remain its property. If Lessee fails to do so, this shall be an abandonment of the property, and Lessor may retain the property and all rights of the Lessee with respect to it shall cease.

        17.3   Holdover.

        A. If Lessee does not vacate the Premises at the time required, Lessor shall have the option to treat Lessee as a Lessee from month to month, subject to all of the provisions of this Lease except the provisions for term and renewal and at a rate equal to 125% of the rent last paid by Lessee during the original term. Failure of Lessee to remove fixtures, furniture, furnishings, or trade fixtures which Lessee is required to remove under this lease shall constitute a failure to vacate to which this paragraph shall apply if the property not removed will substantially interfere with occupancy of the Premises by another Lessee or with occupancy by Lessor for any purpose including preparation for a new Lessee.

        B. If a month-to-month tenancy results from a holdover by Lessee under this paragraph 17.3, the tenancy shall be terminable at the end of any monthly rental period on written notice from Lessor given not less than ten (10) days prior to the termination date which shall be specified in the notice. Lessee waives any notice which would otherwise be provided by law with respect to a month-to-month tenancy.

18.     MISCELLANEOUS.

        18.1 Nonwaiver. Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.

        18.2 Attorney Fees. If suit or action is instituted in connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorney fees.

        18.3 Succession. Subject to the above-stated limitations on transfer of Lessee's interest, this lease shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.

        18.4 Lessor's Right to Cure Defaults. If Lessee fails to perform any obligation under this lease, Lessor shall have the option to do so after thirty
(30) days' written notice to Lessee. All of Lessor's reasonable and necessary expenditures to correct the default shall be reimbursed by Lessee on demand with interest at the rate of ten percent (10%) per annum from the date of expenditure by Lessor.

        18.5 Recordation. This lease shall not be recorded without the consent in writing of Lessor. Lessor shall execute and acknowledge a memorandum of this lease in a form suitable for recording, and Lessee may record the memorandum.

        18.6 Entry for Inspection. Except for emergencies, Lessor shall have the right to enter upon the Premises at any time upon 24 hours' notice to determine Lessee's compliance with this lease, or to show the Premises to any prospective Lessee or purchaser, and in addition shall have the right, at any time during the last two months of the term of this lease, to place and maintain upon the Premises notices for leasing or selling of the Premises.

        18.7 Interest on Rent and Other Charges. Any rent or other payment required of Lessee by this lease shall, if not paid within ten (10) days after it is due, bear interest at ten percent (10%) from the due date until paid.

        18.8 Proration of Rent. In the event of commencement or termination of this Lease at a time other than the beginning or end of one of the specified rental periods, then the rent shall be prorated as of the date of commencement or termination and in the event of termination for reasons other than default, all prepaid rent shall be refunded to Lessee or paid on its account.

        18.9 Utilities. Lessee shall pay all charges for heat, light, power, water, sewage and other services used by Lessee on the Premises. However, all such charges shall be prorated between the parties to the first and last days of the lease.

        18.10 Notice. Any notice required or permitted under this lease, shall be effective when actually delivered or, if mailed five (5) days after the notice is deposited as registered, express or certified mail, directed to the address set forth below or to such other address as either party may specify from time to time by notice to the other party. Subject to the foregoing, the respective addresses of the parties for sending notices are as follows:


        If to Lessor:            Bridgetown Development Company, II, L.L.C.
                                 7330 NE 14th
                                 Vancouver, Washington 98664
                                 ATTN: Timothy L. Small

        With a copy to:          Sean Donahue
                                 1620 Benj. Franklin Plaza
                                 One SW Columbia Street
                                 Portland, Oregon 97258-2098

        If to Lessee:            800.COM, Inc.
                                 1631 N.W. Thurman Street
                                 Portland, Oregon 97209
                                 ATTN: Spencer Brown

        With a copy to:          Christopher T. Matthews
                                 Perkins Coie LLP
                                 1211 SW Fifth Avenue, Suite 1500
                                 Portland, Oregon 97204-3715


        18.11  Environmental Matters.

        A. Lessee shall obtain, at its sole cost and expense, all environmental and regulatory permits that are required for Lessee's operations on the Premises as of the Lease Commencement Date, including, but not limited to air, water and solid and hazardous waste disposal permits. Lessee shall be solely liable for compliance therewith and shall indemnify and hold Lessor harmless from and against any and all claims or losses arising therefrom. Lessee shall obtain all permits subsequently required during the term of this lease.

        B. Lessee agrees to and expressly assumes full responsibility and liability for compliance with applicable laws concerning Lessee's use of the Premises and regulations relating to and governing environmental matters including but not limited to the requirements of the Resource Conservation and Recovery Act, as amended, and the regulations promulgated thereunder.

        C. In the event Lessee believes any reportable spill, leak, emission, discharge, escape, leach or disposal (collectively "release") of regulated substances or product which becomes a hazardous waste upon release, has occurred on the Premises or Adjoining Property, then Lessee shall immediately notify Lessor and any appropriate governmental agency of the release.

        D. In the event Lessee receives notification from any agency or department of government (1) asserting the Lessee is not in compliance with any statutes, ordinances, regulations, licensing requirements, or orders threatening to revoke any license, franchise, permit or governmental authorization, or (ii) announcing the promulgation of a new requirement relating to the Lessee's operations, which could or might adversely affect the Lessee's operations, then Lessee shall immediately give the Lessor notice thereof.

        E. Lessee agrees to indemnify and hold Lessor harmless from any and all environmental liability caused by Lessee's operations including but not limited to liability imposed on Lessor as a potentially responsible party under the Resource Conservation and Recovery Act, as amended, and regulations promulgated thereunder with respect to the Premises.

        18.12 Lessor and Lessee are parties to a Lease Agreement dated November 23, 1998 (the "November Lease Agreement"). Upon execution of this Lease, Lessor shall release Lessee from all of its obligations under the November Lease Agreement, including any and all fees for architectural services incurred in connection with the November Lease Agreement. The parties agree that upon execution of this Lease, the November Lease Agreement shall be null and void and of no further force and effect.

19.     NET LEASE.

        It is the purpose and intent of Lessor and Lessee that this is intended to be a net lease, meaning that Lessee shall pay or reimburse Lessor for all expenses of any type relating to the Premises after the Lease Commencement Date and all rent shall be paid without setoff, offset, abatement or deduction of any kind, unless otherwise expressly stated in this Lease.

20.     LEASE CONSIDERATION AND PREPAID RENT.

        Upon execution of this Lease, Lessee shall deposit with Lessor the sum of Thirty Nine Thousand Eight Hundred Seventy Five and No/100 Dollars ($39,875.00) (the "deposit"), less the Eighteen Thousand Nine Hundred Thirty Three and 33/100 Dollars ($18,933.33) that Lessee has previously paid Lessor. The deposit shall be held by Lessor as security for the faithful performance by Lessee of all the provisions of this Lease to be performed or observed by Lessee. If Lessee fails to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Lessor may use, apply or retain all or any portion of the deposit for the payment of any rent or other charge in default or for the payment of any other sum to which Lessor may be obligated by reason of Lessee's default, or to compensate Lessor for any loss or damage which Lessor may suffer thereby. If Lessor so uses or applies all or any portion of the deposit, Lessee shall within ten (10) days after demand therefor deposit cash with Lessor in an amount sufficient to restore the deposit to the full amount thereof. Lessee's failure to do so shall be a material breach of this Lease. Lessor shall not be required to keep the deposit separate from its general accounts. If Lessee performs all of Lessee's obligations hereunder, the deposit, or so much thereof as has not therefore been applied by Lessor, shall be returned, without payment of interest or other increment for its use to Lessee (or, at Lessor's option, to the last assignee, if any, of Lessee's interest hereunder) at the expiration of the term hereof, and after Lessee has vacated the Premises. No trust relationship is created herein between Lessor and Lessee with respect to the deposit.

21.     ARBITRATION.

        Any and all disputes arising out of or in connection with this contract, including any question regarding its existence, validity, interpretation, performance or termination, shall be referred to and finally resolved by arbitration or mediation under the Commercial Arbitration Rules of the American Arbitration Association, which rules are deemed to be incorporated herein by reference. The law governing this contract shall be the substantive law of the State of Oregon. The place of arbitration shall be Portland, Oregon.

22.     COUNTERPARTS.

        This lease may be executed in one or more counterparts, all of which shall be considered one and the same document, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        DATED as of the date and year first above written.

LESSOR:                                     LESSEE:
Bridgetown Development Company, II,         800.COM, Inc., an Oregon corporation
LLC                                         doing business as 800.COM
  an Oregon limited liability company

By: /s/                                     By: /s/ Gregory L. Drew
   ----------------------------------          ---------------------------------
   Signature                                   Signature

                                               President, CEO
-------------------------------------       ------------------------------------
   Name and Title                              Name and Title